Exhibit 2.1

CONTRIBUTION AGREEMENT

This Contribution Agreement (“Agreement”) is made and entered into by and between Duke Realty Limited Partnership (“Partnership”), formerly known as Duke-Weeks Realty Limited Partnership, an Indiana limited partnership, Duke Management, Inc. (“Contributor”), an Indiana corporation, Duke Realty Corporation (“DRE”), an Indiana corporation, and Duke Realty Services Limited Partnership (“DRSLP”), an Indiana limited partnership, effective as of January 1, 2005 (“Effective Date”).

RECITALS

WHEREAS, Contributor is a limited partner in DRSLP;

WHEREAS, Contributor wishes to contribute its entire limited partnership interest in DRSLP (“Property”) to Partnership in accordance with the terms and conditions of this Agreement; and

WHEREAS, Partnership wishes to accept and receive the Property from Contributor in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

Section 1.01.          Defined Terms.

The terms used in this Agreement with their initial letters capitalized, shall have, unless the context otherwise requires or unless otherwise expressly provided in this Agreement, the meanings specified in this Section 1.01.  Any term used but not defined in this Agreement shall have the meaning set forth in the Partnership Agreement.

(a)     “DRSLP Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Duke Realty Services Limited Partnership dated as of September 30, 1994, as heretofore amended.

(b)     “Losses” shall mean any and all direct or indirect litigation, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, damages, punitive, exemplary or consequential damages, liabilities, costs, expenses and interest on any amount payable to a third party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise.

(c)     “Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Duke Realty Limited Partnership (f/k/a Duke-Weeks Realty Limited Partnership) dated July 1, 1999, as heretofore amended.

ARTICLE 2 - CONTRIBUTION

Section 2.01.          Contribution of Property.

For and in consideration of the issuance of the Units set forth in Section 2.02 hereof, Contributor shall assign and transfer to Partnership at Closing all of Contributor’s right, title and interest, legal and equitable, in and to the Property, and all rights associated with such Property.

Section 2.02.          Agreed Value.

The agreed value (“Agreed Value”) for the Property shall be Fifteen Million Dollars ($15,000,000.00).  For the Agreed Value, Contributor shall be issued at Closing, certificates for such number of duly authorized and fully paid Units as is equal to the Agreed Value divided by the Unit Value.  The Unit Value shall equal the Current Market Price of a REIT Share multiplied by the Redemption Ratio at the time of Closing as provided in Section 4.02(c)(ii) of the Partnership Agreement.  The method of computing the Unit Value shall not be subject to further adjustment by reason of any prior or future market fluctuations at any time in the price or value of the Units or the stock of DRE.  Contributor hereby acknowledges and agrees that its ownership of the Units and rights to transfer and exchange the Units shall be subject to all the limitations, terms, provisions and restrictions set forth in the Partnership Agreement, and a one (1) year restriction on conversion of such Units to shares of DRE common stock (“DRE Stock”).  Notwithstanding the foregoing, no Units shall be transferred to any individual or entity that is not an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D of the Securities and Exchange Act of 1933, as amended).

ARTICLE 3 - ASSUMPTION OF OBLIGATIONS AND INDEMNIFICATION

Section 3.01.          Assumption of Obligations.

Partnership hereby fully assumes all obligations and liabilities of Contributor arising on or after the Effective Date whether presently known or unknown, fixed or contingent, respecting DRSLP or any assets or obligations of DRSLP including, without limitation, the deficit make-up obligation of Contributor under Section 4.08 of the DRSLP Partnership Agreement (collectively, the “Assumed Obligations”).

Section 3.02.          Indemnification by Partnership.

Partnership hereby agrees to indemnify, defend and hold harmless Contributor from and against (a) all Assumed Obligations in the same circumstances and to the same extent as described in Section 3.10 of the DRSLP Partnership Agreement and (b) all Losses asserted against, relating to, imposed upon, or incurred by Contributor arising out of the breach of any representation, warranty or covenant of Partnership contained in this Agreement.

Section 3.03.          Indemnification by Contributor.

Contributor hereby agrees to indemnify, defend and hold harmless Partnership and its affiliates from and against all Losses asserted against, relating to, imposed upon, or incurred by Partnership or its affiliates arising out of the breach of any representation, warranty or covenant of Contributor contained in this Agreement.

ARTICLE 4 - CONSENT TO TRANSFER AND RELEASE

Section 4.01.          Consent to Transfer.

Pursuant to Section 7.02 of the DRSLP Partnership Agreement, DRE, as the sole general partner of DRSLP, hereby consents to and approves the transfer of the Property to Partnership on the Effective Date.

Section 4.02.          Release From Obligations.

DRSLP hereby fully releases and discharges Contributor from the Assumed Obligations.  Contributor, in turn, hereby fully releases and discharges DRSLP from any obligation it may have to make any cash distributions to Contributor on or after the Effective Date; provided, however, that Contributor shall be entitled to receive its pro rata share of any cash distribution paid by DRSLP after the Effective Date pursuant to Section 4.02 of the DRSLP Partnership Agreement solely with respect to the last calendar month of 2004.

ARTICLE 5 - CLOSING

Section 5.01.          Time and Place.

The closing of the transactions contemplated by this Agreement (“Closing”) shall be held at such specific time and place as Partnership and Contributor may hereafter mutually agree, but shall be effective as of the Effective Date (“Closing Date”).

Section 5.02.          Delivery by Contributor.

At Closing, Contributor shall execute and deliver to Partnership an Assignment Separate From Certificate executed by Contributor, conveying and transferring the Property to Partnership.

Section 5.03.          Delivery by Partnership.

At Closing, Partnership shall execute and deliver to Contributor a certificate for the Units.

Section 5.04.          Closing Costs.

At the Closing, Contributor and Partnership shall pay their own respective costs incurred with respect to the consummation of the transactions as contemplated herein, including, without limitation, attorneys’ fees.

ARTICLE 6 - WARRANTIES AND REPRESENTATIONS

Section 6.01.          Warranties and Representations of Partnership.

Partnership makes the following warranties and representations to Contributor, each of which shall remain true and accurate as of the Closing Date:

(a)     Organization.  Partnership is a limited partnership duly organized and validly existing under the laws of the State of Indiana.  Partnership is in good standing and qualified to do business in the State of Indiana.

(b)     Authorization.  Partnership possesses all necessary authority to enter into and perform its obligations expressed by this Agreement.  Neither the making of this Agreement nor the performance of Partnership’s obligations contemplated by its terms will result in the violation or breach of any agreement, order or ruling to which Partnership is a party or by which it is bound.

(c)     Duly Authorized Representative.  The persons executing this Agreement and other documents contemplated by this transaction on behalf of Partnership are duly authorized to act for and in its behalf.

(d)     Insolvency.  Partnership is not subject to any involuntary dissolution or liquidation proceeding.  Partnership is not now, and after giving effect to the transactions contemplated by this Agreement, Partnership will not be, insolvent as such term is defined in the Bankruptcy Code of 1978, as amended; and Partnership does not intend to incur, or believe that Partnership will incur, concurrently with or after consummation of the transactions contemplated by this Agreement, debts beyond Partnership’s ability to pay as such debts mature.

Section 6.02.          Representations and Warranties of Contributor.

Contributor makes the following warranties and representations to Partnership, each of which shall remain true and accurate as of the Closing Date:

(a)     Organization.  Contributor is a corporation duly organized and validly existing under the laws of the State of Indiana.  Contributor is in good standing and qualified to do business in the State of Indiana.

(b)     Authorization.  Contributor possesses all necessary authority to enter into this Agreement.  Neither this Agreement, nor the performance of Contributor’s undertakings expressed by its terms, will result in the violation or breach of any of the provisions of Contributor’s charter, bylaws or other organizational documents or any agreement, order or rule by which Contributor is bound or to which it is subject.  The transactions contemplated by this Agreement will not result in a breach of trust or violation of any fiduciary obligation of Contributor.  Contributor’s execution, delivery and performance of its obligations under this Agreement do not require the approval, consent, authorization or act of, or the making of any declaration, filing or registration with, any person, entity or governmental body.

(c)     Duly Authorized Representative.  The persons executing this Agreement and other documents contemplated by this transaction on behalf of Contributor are duly authorized to act for and in its behalf.

(d)     Title to Property.  Contributor is the sole legal and beneficial owner of the Property.  Upon delivery to Partnership of the Property pursuant to this Agreement, Partnership will have title to the Property, free and clear of all liens, charges, claims, and encumbrances of any kind.  Other than the Property, Contributor has no other interest in DRSLP.

(e)     No Liens or Other Agreements.  The interest of Contributor in the Property is free and clear of all liens, charges, claims, and encumbrances of any kind.  No person, other than Partnership, has any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property.  No party other than Contributor has or claims any unrecorded or undisclosed legal or equitable interest in the Property.

(f)      Insolvency.  Contributor is not subject to any involuntary dissolution or liquidation proceeding.  Contributor is not now, and after giving effect to the transactions contemplated by this Agreement, Contributor will not be, insolvent as such term is defined in the Bankruptcy Code of 1978, as amended; and Contributor does not intend to incur, or believe that Contributor will incur, concurrently with or after consummation of the transactions contemplated by this Agreement, debts beyond Contributor’s ability to pay as such debts mature.

(g)     No Litigation.  There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil or criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Contributor, threatened against or relating to the Property which seeks to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Contributor from complying with the terms and provisions of this Agreement.

ARTICLE 7 - SECURITIES LAWS

Section 7.01.          Restrictions and Registration.

In order to induce Partnership to issue the Units, Contributor hereby acknowledges its understanding that the issuance of the Units is intended to be exempt from registration under the

Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Act”).  In furtherance thereof, Contributor represents and warrants to Partnership that Contributor is acquiring the Units solely for its own account for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

Contributor agrees and acknowledges that (a) it is not permitted to offer, transfer, sell assign or otherwise dispose of any of the Units except as provided in the Partnership Agreement, (b) Contributor has received and reviewed the Partnership Agreement, as amended through the date hereof, and copies of the most recent documents filed by DRE and Partnership with the Securities and Exchange Commission under the Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such documents, DRE and Partnership and the business and prospects of DRE and Partnership which Contributor deems necessary to evaluate the merits and risks related to its investment in the Units, and (c) Contributor acknowledges that it has been advised that (i) the Units must be held indefinitely, and Contributor will continue to bear the economic risk of the investment in the Units, unless they are converted pursuant to the Partnership Agreement or are subsequently registered under the Act or an exemption from such registration is available, (ii) it is not anticipated that there will be any public market for the Units at anytime, (iii) Rule 144 promulgated under the Act may not be available with respect to the sale of any securities of Partnership (and that upon exchange of the Units for DRE Stock a new holding period under Rule 144 may commence), and (iv) a restrictive legend as set forth in Section 7.02 below shall be placed on the certificates of instructions representing the Units.  Contributor also acknowledges that (i) the redemption of Units for DRE Stock is subject to certain restrictions contained in the Partnership Agreement; and (ii) the DRE Stock which may be received upon such a redemption may, under certain circumstances, be restricted securities and be subject to limitations as to transfer.  Notwithstanding anything herein or in the Partnership Agreement to the contrary, Contributor hereby acknowledges and agrees that it may not exercise the redemption rights until after the date which is one (1) year from the Closing Date.  Contributor represents that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Act).

Section 7.02.          Certificate Legend.

Contributor hereby acknowledges that each certificate representing the Units shall bear the following legend:

THE UNITS OF PARTNERSHIP INTEREST REPRESENTED BY THE CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933 OR THE SECURITIES LAW OF ANY STATE.  THESE UNITS MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS THEY HAVE FIRST BEEN SO REGISTERED OR UNLESS THE PARTNERSHIP’S COUNSEL (OR OTHER COUNSEL SATISFACTORY TO THE GENERAL PARTNER OF THE PARTNERSHIP) HAS GIVEN AN OPINION THAT SUCH REGISTRATIONS ARE NOT REQUIRED.  THE UNITS REPRESENTED BY THIS CERTIFICATE ARE HELD SUBJECT TO, AND CANNOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH, THE PROVISIONS OF THE AGREEMENT OF

LIMITED PARTNERSHIP OF DUKE REALTY LIMITED PARTNERSHIP, AS AMENDED OR RESTATED, INCLUDING, BUT NOT LIMITED TO, THE PROVISIONS OF ARTICLE VII THEREOF.

ARTICLE 8 - ASSIGNMENT

Section 8.01.          Assignment by Partnership.

Except as herein expressly provided, Partnership shall not, without the prior written consent of Contributor, which Contributor may withhold in its sole and absolute discretion, assign any of Partnership’s rights hereunder or any part thereof to any person, firm, partnership, corporation or other entity.  If any assignment is made with the consent of Contributor, then the transaction contemplated by this Agreement shall be consummated in the name of, and by and through the authorized officials of, any such assignee.  Notwithstanding anything to the contrary contained herein, Partnership may assign this Agreement and all of its interests herein to an entity related to Partnership without the consent of, but with notice to, Contributor.  Upon such assignment or nomination, the assignee or nominee shall have and be subject to all the rights, benefits, duties and obligations of Partnership hereunder, but Partnership shall not be released from any liability or obligation of Partnership hereunder.

Section 8.02.          Assignment by Contributor.

Prior to Closing, Contributor shall not, without the prior written consent of Partnership, which consent Partnership may withhold in its sole and absolute discretion, assign, transfer, convey, hypothecate or otherwise dispose of all or any part of its rights, title or interest, legal or equitable, in the Property or any rights associated with such Property.

ARTICLE 9 - GENERAL PROVISIONS

Section 9.01.          Amendment.

No amendment, alteration or withdrawal of this Agreement shall be valid or binding unless made in writing and signed by all the parties.

Section 9.02.          Captions and Headings.

The captions and headings of the various sections of this Agreement are for convenience only and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof.

Section 9.03.          Counterparts.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 9.04.          Gender.

Whenever the context requires or permits the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.

Section 9.05.          Governing Law.

This Agreement shall be governed by, and construed under, the laws of the State of Indiana, without regard to principles of conflicts of laws.

Section 9.06.          Separability of Provisions.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

Section 9.07.          Subsequent Performance.

The parties hereto each agree to execute and deliver such subsequent or supplemental documents as may be reasonably necessary to fully vest in Partnership all of Contributor’s rights and interest in and to the Property, to convey and fully vest in Contributor the Units, to confirm the assumption and indemnification by Partnership of the Assumed Obligations and the release of Contributor from the Assumed Obligations by DRSLP, and to consummate any other transaction contemplated by this Agreement.

Section 9.08.          Successors and Assigns.

All the covenants, stipulations and agreements herein contained are and shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

Section 9.09.          Survival.

All representations and warranties in Article 6 and all duties and obligations set forth in Article 3 of each party shall survive the execution of and Closing under this Agreement.

Section 9.10.          Time of the Essence.

Time shall be of the essence of this Agreement and each and every term and condition hereof.

Section 9.11.          Waiver.

No waiver of any provision of this Agreement shall be deemed, or shall constitute, the waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the person making the waiver.

Section 9.12.          Entire Agreement.

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and agreements, whether oral or written, between the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have each duly executed this Contribution Agreement as of the Effective Date.

DUKE REALTY CORPORATION

By:	/s/ Howard L. Feinsand
Howard L. Feinsand, Executive Vice President, General Counsel and Secretary

DUKE REALTY LIMITED PARTNERSHIP

By:	Duke Realty Corporation, its general partner

By:	/s/ Howard L. Feinsand
Howard L. Feinsand, Executive Vice President, General Counsel and Secretary

DUKE REALTY SERVICES LIMITED PARTNERSHIP

By:	Duke Realty Corporation, its general partner

By:	/s/ Howard L. Feinsand
Howard L. Feinsand, Executive Vice President, General Counsel and Secretary

DUKE MANAGEMENT, INC.

By:	/s/ Thomas L. Hefner
Thomas L. Hefner, President